[BARCLAYS GLOBAL INVESTORS LETTERHEAD]

November 4, 1998

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Re: MasterWorks Growth Stock Mutual Fund and MasterWorks Short-Intermediate
    Term Mutual Fund

Dear [Salutation]:

         Your plan offers the MasterWorks Growth Stock Mutual Fund and/or the MasterWorks Short-Intermediate Term Mutual Fund as plan options. The Board of Directors has authorized a merger plan for each fund. In the case of the Growth Stock, as a fall back, the Board approved a plan of liquidation.

         You should already have received a proxy outlining a proposed merger of these funds into successor funds, and a letter dated October 30, 1998, mailed under separate cover, discussing the merger plans. The purpose of this letter is to clarify certain statements made in our October 30th letter. Please disregard that letter.

         The proxy proposes that the assets of the MasterWorks Growth Stock Fund will be transferred to the Large Company Growth Fund of the Norwest Advantage Funds and the assets of the MasterWorks Short-Intermediate Term Fund will be transferred to the Short-Intermediate U.S. Government Income Fund of the Stagecoach Funds. In the absence of 50.1% of the shareholders approving the merger, the Growth Stock Fund will be liquidated if 50.1% of the shareholders approve the liquidation.

         The merger or liquidation will occur either on the weekend of December 4, 1998 or December 11, 1998, pursuant to the proxy.

         Please feel free to contact your client representative at Merrill Lynch should you have questions or require additional explanation regarding these proposals.

Sincerely,

/s/Lawrence G. Tint

Lawrence G. Tint
Managing Director